EXHIBIT 1.1

                  TELE CENTRO OESTE CELULAR PARTICIPACOES S.A.

                                     BYLAWS

                                   CHAPTER I

                      ON THE CHARACTERISTICS OF THE COMPANY

ARTICLE 1. TELE CENTRO OESTE CELULAR PARTICIPACOES S/A is a limited liability corporation controlling the following carriers of personal mobile service (PMS):
TELEGOIAS CELULAR S/A, TELEMS CELULAR S/A, TELEMAT CELULAR S/A, TELEACRE CELULAR S/A TELERON CELULAR S/A, and NBT-NORTE BRASIL TELECOM S.A.

ARTICLE 2. The Company's purposes are:

I - to control the Personal Mobile Service carriers;

II - to promote the expansion and  implementation  of mobile  telecommunications
services   through  its  subsidiaries   and  affiliated   companies,   in  their
corresponding concession areas;

III - to promote, carry out, or direct the financing of capital from domestic and international sources to be deployed by the Company and its subsidiaries;

IV - to promote and support study and research activities aimed at developing the telecommunications sector, including but not limited to the wireless telecommunications sector;

V - to provide specialized technical and consulting services in the areas of telecommunications, Internet, information technology, finance, and investor relations, through its subsidiaries or affiliated companies;

VI - to promote, support, and coordinate, directly or by means of its subsidiaries or affiliated companies, the training and development of personnel required to perform activities in the telecommunications sector, including but not limited to the wireless telecommunications sector;

VII - to import and export goods and services for itself and for its subsidiaries and affiliated companies, directly or by means of third-parties;

VIII - to provide telecommunications services and related activities, including but not limited to cellular mobile services, personal mobile services, specialized limited services, specialized mobile services, multimedia communication services, fixed line switched telephone services, and global mobile services using non-geostationary satellite;

IX - to trade foreign satellite capacity in Brazil and to explore Brazilian satellites for the transportation of telecommunications signals;

X - to provide value-added services, including but not limited to Internet access services, using fixed-line and cellular telephone line networks, cable TV networks, wireless and private lines, among other networks;

XI - to provide telecommunications capacity, means, and services to companies holding authorizations, permits or concessions to explore telecommunications services and to providers of value-added services;

XII - to participate in the capital stock of other commercial or  non-commercial
corporations,   as  shareholder,   quotaholder,   or  partner,  as  well  as  in
consortiums;

XIII - to exercise other activities, similar or related to its corporate purpose.

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ARTICLE 3. The Company is  headquartered  in the Federal  District of Brazil and may,  as  a  result  of  its  Executive  Committee,  incorporate  or  extinguish
subsidiaries,   agencies,  branches,  offices,  departments  and  representation offices anywhere in Brazil and abroad.

ARTICLE 4. The Company is to remain effective for an undetermined period of time.

                                   CHAPTER II

                                 CAPITAL STOCK

ARTICLE 5. The Company's subscribed and fully paid-in Capital Stock is R$ 570,095,340.10 (five hundred and seventy million, ninety-five thousand, three hundred and forty Brazilian Reais and ten cents), represented by 379,200,036,582 (three hundred and seventy-nine billion, two hundred million, thirty-six thousand, five hundred and eighty-two) shares, of which 126,433,338,109 (one hundred and twenty-six billion, four hundred and thirty-three million, three hundred and thirty-eight thousand, one hundred and nine) are common shares and 252,766,698,473 (two hundred and fifty-two billion, seven hundred and sixty-six million, six hundred and ninety-eight thousand, four hundred and seventy-three) are preferred shares, all of which having no face value or certificate.

ARTICLE 6. The  Company is  authorized  to  increase  its  capital  stock  after
deliberation   of  its  Board,   until  the  limit  of  seven  hundred   billion
(700,000,000,000) common or preferred shares.

SOLE PARAGRAPH. Within the authorized capital stock limit stated in the caption of the present Article, the Company's Board of Directors may approve the granting of a share purchase option to its administrators, employees, and to any natural person rendering services to the Company or to companies controlled by the Company.

ARTICLE 7. The capital stock is represented by common shares and preferred shares with no par value, and there is no obligation to maintain a proportion between the number of common and preferred shares upon increases of capital stock, conditional on the compliance with legal and statutory provisions.

ARTICLE 8. By decision of the Board of Directors, (i) preemptive rights may be excluded in the issuing of shares, debentures convertible into shares, and subscription warrants whose placement is done by:

I - public subscription or sale at a Stock Exchange;

II - exchange for shares in a public offering for acquisition of control, in the terms of articles 257 and 263 of Law number 6404/76; and

III - use of tax incentives provided by specific laws.

ARTICLE 9. Each common share corresponds to the right of one vote in the general shareholders' meetings.

ARTICLE 10. Preferred shares have no voting rights, except for the cases provided for in Article 12 herein, and are granted priority in every reimbursement of capital, with no premium, and in the payment of minimum, non-cumulative dividends, equal to the highest among the following values: (a) 6% (six percent) per year on the value resulting from the division of the subscribed capital by the number of shares issued by the Company; and (b) 3% (three percent) of the value of the share's net equity.

SOLE PARAGRAPH. The preferred shares will gain voting rights if the Company fails to pay the minimum dividends to which they are entitled as provided under the paragraph above, for a period of 3 (three) consecutive years.

ARTICLE 11. Company's shares have no certificates and are to be maintained in deposit accounts, under the name of their holders, with a financial institution.

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                                  CHAPTER III

                             SHAREHOLDERS' MEETINGS

ARTICLE 12. In addition to the authority granted to a General Shareholders' Meeting by the force of law, it shall privately express its approval prior to the celebration of any long-term contract between the Company or its controlled subsidiaries on the one side, and the controlling shareholder or controlled subsidiaries, affiliated companies, companies subject to its common or exclusive control, or which otherwise constitute a party related to the Company on the other side, except when the contracts comply with standard provisions.

SOLE PARAGRAPH.  Without  prejudice to the provisions  under Paragraph One under
Article 115 of Law 6404/76, the holders of preferred shares will have the right to vote in all deliberations referred to in the caption of the present Article, as well as in those meetings relative to the alteration or revocation of the following statutory devices:

I - caption of Article 12;

II - sole paragraph of Article 13; and

III - Article 37.

ARTICLE 13. General Shareholder Meetings will be summoned by the Company's Board of Directors, and it is the responsibility of the Chairman of the Board to consolidate the corresponding act, or in the form provided for in Article 123 of Law 6404/76.

SOLE PARAGRAPH. In the cases provided for in Article 136 of Law 6404/76, General Shareholder Meetings shall be summoned at least thirty (30) days in advance, on first summons, and at least ten (10) days in advance, on second summons.

ARTICLE 14. The General Shareholders' Meetings shall be called and presided over by the Chairman of the Board of Directors, who shall preside the assembly and appoint its Secretary.

ARTICLE 15. Minutes shall be drawn containing the works performed and the deliberations reached by the assembly. Such minutes shall be signed by the members of the board and by the shareholders attending, representing, at least, the majority needed for the deliberations reached.

PARAGRAPH ONE. Except when otherwise decided by the Chairman of the Board, the minutes of the meeting shall be drawn in the form of a summary of facts, including any dissensions and protests.

PARAGRAPH TWO. Except when otherwise decided by the assembly, the minutes shall be published and the signatures of the shareholders shall be omitted.

                                   CHAPTER IV

                               COMPANY MANAGEMENT

ARTICLE 16. The Company shall be managed by the Board of Directors and by the Executive Committee.

                                   SECTION I

                             THE BOARD OF DIRECTORS

ARTICLE 17 - The Board of Directors shall perform the following duties, in addition to the responsibilities provided for under Article 142 of the Brazilian Corporation Law:

I.    to approve and alter the Board of Directors' bylaws;

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II.   to decide on the  issuance  of shares by the  Company,  with  increase  of capital stock, within the authorized capital stock limit, defining the terms and conditions of such issuance;
III. to decide on the issuance of subscription bonuses and on the issuance of simple debentures, non-convertible into shares and with no collateral;
IV. to decide, upon delegation by the General Shareholders' Meeting, on the following aspects of the issuance of debentures by the company: (i) opportunity to issue, (ii) time and conditions of maturity, amortization, or redemption, (iii) time and conditions of payment of interest, profit sharing, and reimbursement premium, if any, (iv) form of subscription or placement, and, (v) type of debentures;
V. to decide on the issuance of promissory notes for public distribution (Commercial Papers) and on the submission of the Company's shares to a deposit system for the commercialization of the corresponding receipts (Depositary Receipts);
VI. to authorize the acquisition of shares issued by the Company, to be cancelled or kept in treasury so as to be later sold;
VII. to approve the sale of permanent assets, the creation of encumbrances and the issue of guarantees to third-party liabilities, for amounts higher than R$ 300,000,000.00 (three hundred million Brazilian Reais);
VIII. to approve the assumption of any obligation not provided for in the Company's budget, for amounts higher than R$ 300,000,000.00 (three hundred million Brazilian Reais);
IX. to authorize the execution of contracts which are not provided for in the Company's budget, for amounts higher than R$ 300,000,000.00 (three hundred million Brazilian Reais);
X. to approve investments and acquisitions of assets not provided for in the Company's budget, for amounts higher than R$ 300,000,000.00 (three hundred million Brazilian Reais);
XI.   to  authorize  the  acquisition  of  permanent   participation   in  other
      companies, for amounts higher than R$ 300,000,000.00 (three hundred million Reais), not provided for in the Company's budget, and the encumbrance or sale of shareholding interest;
XII.  to approve the distribution of interim dividends;
XIII. to select or to dismiss the independent auditors, pursuant to the provision under Section 2 of Article 142 of the Brazilian Corporation Law; and
XIV. to appoint or to remove internal audit officers as well as the General Secretary and Legal Division officers.

ARTICLE 18. The Board of Directors shall be composed of a minimum of 03 (three) and a maximum of 12 (twelve) members, including in this count any member of the Board elected by the minority shareholders, if any, observing, in relation to the number of members set forth in this article, the provisions under of Section 7 of Article 141 of the Brazilian Corporation Law. The members of the Board of Directors shall be shareholders of the Company and shall be elected and removed at a General Shareholders' Meeting.

SOLE PARAGRAPH. The members of the Board of Directors shall be elected by the General Shareholders' Meeting for a term of three business years, considering a business year to be the period of time between two Ordinary General Shareholders' Meetings.

ARTICLE 19. The Board of Directors shall appoint, among its members, the Chairman and Vice-Chairman of the Board.

PARAGRAPH ONE. In the event of a vacant position in the board of directors, a substitute will be assigned by the remaining members of the board to complete the unexpired term or to hold the position until a General Shareholders' Meeting is held in order to elect a substitute. In the event of vacancy in the majority of the positions in the Board of Directors set forth in Article 18 above, a General Shareholders' Meeting shall be called for the election of new Directors.

PARAGRAPH TWO. In the event of an impediment or absence of the Chairman of the Board of Directors, he or she shall be substituted by the Vice-Chairman. In the absence of the Vice-Chairman, the Chairman shall be substituted by another member of the Board, as appointed by the Board of Directors.

PARAGRAPH THREE. In the event of impediment or absence of any other member of the Board of Directors, the impeded or absent member may appoint, in writing, an alternate among the other members of the Board of Directors, to represent him/her and make decisions at the meeting in which the former may not be present.

ARTICLE 20. The Board of Directors shall meet, ordinarily, once every three months and, extraordinarily, whenever summoned by its Chairman or by two members of the Board, and its decisions shall be recorded in the respective minutes.

PARAGRAPH ONE. Regardless of any formalities, a meeting of the Board of Directors will be regarded as sanctioned if all members of the Board are present.

PARAGRAPH TWO. The members of the Board of Directors may attend meetings by means of conference calls, video conference, or by any other means that may allow all members to see and/or hear one another. In this case, such members will be deemed to be present at the meeting, and they must confirm their vote with a declaration in writing forwarded to the Chairman of the Board, either by letter or fax, promptly after the meeting is adjourned. The decisions made at such meetings shall be confirmed at the first subsequent meeting in person of the Board of Directors.

ARTICLE 21. Decisions by the Board of Directors will be made by absolute majority of votes cast by elected members of the Board. The Chairman of the Board shall introduce an act to ratify such decisions, when applicable.

                                   SECTION II

                            THE EXECUTIVE COMMITTEE

ARTICLE 22. The Executive Committee shall consist of eight (8) members, whether shareholders or not, and who are residents in Brazil, elected by the Board of Directors, to fill the following positions:

a) Chief Executive Officer;
b) Executive Vice President of Operations;
c) Executive Vice President of Finance,  Planning and Control;
d) Executive Vice President of Marketing  and  Innovation;
e) Vice  President of  Technology  and Networks;
f) Vice President of Regulations and Institutional  Relations;
g) Vice President of IT and Products and Services Engineering;  and
h) Vice President of Customers.

SOLE PARAGRAPH - An Executive Officer or Vice President may be elected to perform the duties of more than one position in the Executive Committee. However, the members of the Executive Committee cannot serve as members of the Board of Directors.

ARTICLE 23. Executive Officers or Vice Presidents are elected for a term of 3 (three) business years, after which they may be reelected.

SOLE PARAGRAPH. For the purposes of this Article, a business year is considered to be the period of time between two Ordinary General Shareholders' Meetings.

ARTICLE 24. In his/her temporary absences and impediments, the CEO shall be replaced by the Executive Vice President of Finance, Planning, and Control. In the event of a vacancy in an Executive Committee position, the respective substitution shall be determined by the Board of Directors; when there is an impediment, the CEO shall appoint the substitute for the impeded Executive Officer, among the remaining Executive Officers.

ARTICLE 25. The Executive Committee is the Company's representative and it is responsible, along with its members, for the execution of any and all actions necessary or appropriate for the management of corporate affairs. The Executive Committee is collectively responsible for, but not limited to, the following actions:

to submit to the Board of Directors general Company plans and programs, specifying investment plans for plant expansion and modernization;

to authorize, within the limits set forth herein, the sale or encumbrance of permanent assets, the establishment of encumbrances, and the rendering of guarantees and liabilities to third parties;

to prepare the financial statements and the results of the fiscal year and the proposal for the distribution of dividends, including interim dividends, and the use of surplus resources to be submitted to the consideration of the Statutory Audit Committee, the External Auditors, and the Board of Directors;

when applicable, to perform the following acts, within the limits set forth herein: a) to ratify the purchase of material and equipment, and the hiring of goods, constructions, and services; b) to ratify the sale of current assets; and
c) to authorize the acquisition of loans and financing by the Company;

to approve the execution of other contracts, not mentioned above, within the limits of their capacities.


ARTICLE 26. The following are the specific authorities of each member of the Executive Committee:

I - CHIEF EXECUTIVE OFFICER:
a) to follow and inspect the implementation of decisions made at General Shareholder Meetings and by the Board of Directors;
b)    to follow  and  inspect  the  implementation  of the  Company's  strategic policy;
c) to coordinate and supervise the activities performed by the remaining Statutory Officers, representing the Executive Committee before the General Shareholders' Meeting and the Board of Directors;
d) to coordinate the legal matters and the ordinary issues involving State authorities, through the General Secretary's office and the Legal Department;
e) to coordinate and to follow up on human resources issues, through the Human Resources Department;
f) to coordinate and follow up on institutional communication issues, through the Institutional Communications Department;
g) to coordinate and follow up on internal auditing issues, through the Auditing Department;
h) to coordinate and follow up on resources issues, through the General Resources Department.

II - EXECUTIVE VICE PRESIDENT OF OPERATIONS:
a)    to identify the needs of the different customer segments;
b)    to carry out the sale of products and services;
c) to manage and develop sales channels (e.g.: proprietary stores, resale, recharge and retail networks);
d)    to develop and implement cooperative merchandising and marketing actions;
e)    to manage the relationship with the customer portfolio;
f)    to identify the needs of the different customer segments;
g)    to negotiate specific proposals and solutions for companies;
h) to identify opportunities and create solutions to be developed jointly with Products and Services Engineering for corporate customers;
i)    to  coordinate   interfaces  in  the  development  and  implementation  of
      solutions proposed to corporations;
j) to define sales targets by segment, product, channel, region, and salesperson;
k) to monitor the performance of sales by segment, product, channel, region, and salesperson;
l)    to support Marketing in the definition of the handsets portfolio;
m)    to design and manage commercial contracts; and
n)    to train and provide support to the sales team.

III - EXECUTIVE VICE PRESIDENT OF FINANCE, PLANNING, AND CONTROL:
a) to map political, economic, social, and technological scenarios and to monitor the stock market;
b) to determine macro-directives in the strategic plan, as well as the indicators to be monitored;
c) to support all departments of the Company in the design of its strategic plan, consolidating it and submitting it to the Executive Committee;

d) to conduct market surveys and/or economic feasibility studies requested by other areas;
e) to identify and evaluate business opportunities, as well as to evaluate acquisition and partnership opportunities;
f)    to  make  possible  the   implementation  of  approved  projects  (project
      management);
g) to develop a relationship strategy and to interact with market players and shareholders, performing the functions of Investor Relations; to provide investors, the CVM (Brazilian Securities Commission), and the entities in which the Company's securities are registered, with information; to keep the Company's registration updated;
h)    to define and manage the Company's financial structure;
i)    to structure investments, make investments, and raise financial resources;
j)    to manage financial risk (hedging) and credit risk;
k) to coordinate day-to-day cash management (accounts payable and accounts receivable);
l) to establish policies and accounting criteria, and disclose accounting reports to both the management team and to the market;
m)    to design and manage the accounting books, and maintain the databases;
n)    to review, reconcile, and close accounts;
o)    to define and monitor economic and financial indicators;
p)    to prepare financial analyses to support decision-making;
q)    to monitor collections and collecting (revenue assurance);
r)    to prepare, reconcile, and monitor the Company's budget.

IV.  VICE PRESIDENT OF TECHNOLOGY AND NETWORKS:
a) to coordinate the network's technological advancement, development, and expansion strategies;
b) to plan, to estimate the size of and to develop the radio cellular, switch, interconnection, and service platforms networks;
c)    to plan and coordinate the projects;
d)    to implement the projects associated with the service platforms;
e)    to assure that implementation follows all project specifications;
f)    to monitor network management centers, platforms, and information systems;
g)    to monitor overall network performance;
h)    to manage the Network Management Centers and the service platforms;
i)    to manage network traffic management;
j)    to monitor the signaling and roaming systems;
k)    to assure the network's physical and logical security;
l)    to implement network projects;
m)    to manage network and service platform performance;
n) to provide preventive and corrective maintenance of network elements and platforms;
o)    to manage the quality of third-party service providers; and
p)    to conduct network optimization services.

V - EXECUTIVE VICE PRESIDENT OF MARKETING AND INNOVATION:
a) to design a marketing strategy and a marketing plan for each of the market segments;
b) to support the Company in collecting information on clients, on the competition, on products, and on offerings;
c)    to harmonize offerings among operations;
d)    to manage the life cycles of products and services;
e) to identify opportunities and needs for innovation and to design the development of new products and services;
f)    to create new sales channels (in coordination with Sales);
g) to manage the different segments, developing and implementing acquisition strategies, as well as client-loyalty and retention strategies;
h) to develop and to implement offerings, products, and services based on the needs of each segment so as to fulfill the demands of their internal clients;

i)    to harmonize local marketing actions;
j) To plan needs, types and models of terminals and accessories (in association with Sales);
k)    To develop and implement nationwide and local sales actions;
l)    To develop and implement a publicity and brand management strategy;
m)    To develop and implement nationwide and local publicity campaigns;
n) To coordinate the Company's participation in and organization of marketing events.

VI - VICE PRESIDENT OF REGULATORY AND  INSTITUTIONAL
     RELATIONS:
a)    to monitor the regulatory environment;
b)    to report to and to negotiate with the regulatory agency;
c)    to arrange documentation regarding regulatory issues;
d)    to make official and to present indicators to Anatel;
e)    to internally disseminate all relevant regulatory issues;
f)    to maintain relationships with external entities;
g)    to help with public consultations;
h)    to revise publicity materials;
i)    to negotiate interconnection and interlink fees and agreements;
j)    to manage interconnection agreements;
k) to plan the optimization of the network, analyzing and proposing cost optimization strategies;
l) to act as interface with the network to allow network optimization and implementation of improvements;
m)    to define the guidelines for interconnection traffic control by Billing.

VII - VICE PRESIDENT OF IT AND PRODUCTS AND SERVICES ENGINEERING:
a)    to develop and foster the data business;
b) to develop technical designs and to test voice and/or data services to be launched in the market;
c) to coordinate the implementation of voice and/or data products and services with the technical and the sales areas;
d) to specify and to act as interface with platforms of SI products and services;
e) to identify and to control the technical options and suppliers available for terminals and accessories;
f) to coordinate implementation activities and tests for new terminals and accessories;
g) to establish the information systems strategy and its respective systems plan;
h) to support the corresponding damages caused to processes during the design and implementation of the projects for the development of corporate and business systems;
i) to manage the implementation of business operations and infrastructure, coordinating the integration of both systems and platforms;
j)    to manage the production environments;
k) to provide corrective and preventive maintenance of systems, applications, platforms, and equipment;
l)    to coordinate the supervision of the service providers;
m)    to provide a help desk service;
n) to guarantee the implementation, maintenance and improvement of processes, and
o)    to manage the total quality programs.

VIII - VICE PRESIDENT OF CUSTOMERS:
a)    to carry out customer knowledge management;
b)    to develop pricing and customer profitability analyses and guidelines;
c) to define tools and criteria for the development of CRM and billing systems;
d) to take charge of and to develop the functional ownership of the database and data care;
e)    to provide individuals and legal entities with data and wireless services;

f) to perform service operations aiming at client retention, loyalty, acquisition, and recovery;
g)    to perform back-office and resale services;
h)    to control service traffic, collecting information for the database;
i) to plan alternative channels (hot lines, IVRs, facsimiles, SMS services, Internet);
j)    to manage billing and fraud control; and
k) to define rules for management of the billing process and to coordinate the credit policy.

                                   CHAPTER V

                         THE STATUTORY AUDIT COMMITTEE

ARTICLE 27. The Statutory Audit Committee shall work permanently.

ARTICLE 28. The Statutory  Audit  Committee  shall consist of a minimum of three
(3) and a maximum of five (5) members and an equal number of alternate members, shareholders or not, elected by the General Shareholders' Meeting according to the provisions under Paragraph 4 under Article 161 of Law 6404/76.

PARAGRAPH ONE - The members of the Statutory Audit Committee shall be elected for a term of one business year, considering a business year to be the period of time between two Ordinary General Shareholders' Meeting, after which they may be reelected.

PARAGRAPH TWO - During the first meeting of the Statutory Audit Committee, its members shall elect its President, who shall be in charge of implementing the deliberations and/or guidelines set forth by the Committee.

PARAGRAPH THREE - The Statutory Audit Committee may request from the Company that qualified personnel be designated to perform secretarial functions and provide technical support.

ARTICLE 29. The Statutory Audit Committee shall meet ordinarily, once every three months, and extraordinarily, whenever necessary.

PARAGRAPH ONE - The meetings shall be summoned by the Chairman of the Board of Directors or by any of the members of the Committee.

PARAGRAPH TWO - Regardless of any formal procedure, any meeting of the Statutory Audit Committee attended by all its members shall be considered official.

PARAGRAPH THREE - The Committee is expressed by a majority of votes, conditional on the presence of the majority of its members.

ARTICLE 30. The members of the Statutory Audit Committee shall be replaced upon their absence or impediment, by their respective alternate members.

ARTICLE 31. In the event of a vacancy in the Statutory Audit Committee, the position shall be filled by the corresponding alternate member; when there is no alternate, the next General Shareholders' Meeting will elect a member for the vacant position.

ARTICLE 32. The remuneration of the members of the Statutory Audit Committee will be defined by the Ordinary General Shareholders' Meeting which elects them, according to the provisions under Paragraph Three of Article 162 of Law 6404/76.

PARAGRAPH ONE - The members of the Statutory Audit Committee shall be paid remuneration in the same way and with the same frequency as the members of the Board of Directors;

PARAGRAPH TWO - The acting substitute will be eligible to the remuneration of a permanent member during the period in which such substitution occurs, counted monthly.

                                   CHAPTER VI

                    THE FISCAL YEAR AND FINANCIAL STATEMENTS

ARTICLE 33. The fiscal year will last 12 (twelve) months, starting on January 01 of each year and ending on the last day of December.

ARTICLE 34. Together with the Financial Statements, the Company's Administrative bodies shall present to the Ordinary General Shareholders' Meeting a proposal as to the allocation of the net profit of the period.

PARAGRAPH ONE - The net profits shall be allocated as follows:

I - 5% (five percent) for the legal reserve, up to 20% (twenty percent) of the total paid-in capital stock;

II - 25% (twenty-five percent) of the net profit adjusted in the form of Amendments II and III of Article 202 of Law 6404/76 will necessarily be distributed as minimum mandatory dividend to all shareholders, observing the provisions under the following Article, and this value shall be raised to amount the necessary value for payment of the priority dividend of the preferred shares;

PARAGRAPH TWO - The balance of the net profit not allocated to the payment of the minimum mandatory dividend or to the priority dividend of the preferred shares will be directed according to the decision of the General Shareholders' Meeting.

PARAGRAPH THREE - The Board of Directors may, after a proposal is set forth by the Executive Committee, authorize the distribution of interim dividends to the account of the period's profit, of accrued profits, or of the profits reserve, observing the provisions under Article 204 and its paragraphs in the Brazilian Corporate Law.

ARTICLE 35. The value corresponding to the minimum mandatory dividend shall be preferentially directed to pay the priority dividend of the preferred shares up to the preference limit; subsequently, the holders of common shares will be paid up to the same limit of the preferred shares; the remaining balance, if any, shall be apportioned to all shares, on equal conditions.

PARAGRAPH ONE - The Company's administrative bodies may pay or credit interest on own capital in compliance with Paragraph 7 under Article 9 of Law 9249, passed on December 26, 1995, and applicable legislation and regulation, up to the limit of the minimum mandatory dividends described under Article 202 of Law 6404/76, which shall be imputed to those same dividends, even when included in the minimum dividend of the preferred shares.

PARAGRAPH TWO - Dividends unclaimed for three (3) years after the decision of their distribution shall revert in favor of the Company.

                                  CHAPTER VII

                              COMPANY LIQUIDATION

ARTICLE 36. The Company shall be terminated in the cases provided for by law or by decision of the Shareholders' Meeting, which shall determine the form of termination, appoint the liquidator, and install the Statutory Audit Committee for the liquidation period, electing its members and setting their corresponding remunerations.

                                  CHAPTER VIII

                               GENERAL PROVISIONS

ARTICLE 37. The Company's approval, by means of its representatives, of a merger, a spin-off, an incorporation, or the dissolution of any of its subsidiaries shall be preceded by an economic and financial analysis conducted by an internationally renowned independent company, which shall confirm that all interested companies are being treated on an equal basis, and that all their shareholders are given full access to the report of such analysis.

                          Brasilia-DF, April 29, 2003.





                       SERGIO ASSENCO TAVARES DOS SANTOS
                       CHAIRMAN OF THE BOARD OF DIRECTORS